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                                                                  Exhibit (10.2)
                        EXECUTIVE EMPLOYMENT AGREEMENT

        EMPLOYMENT AGREEMENT made as of _______________, 19 ___, between Shared Medical Systems Corporation (Employer or "Company"), a Delaware corporation having its principal office at Malvern, PA, and ___________________, an individual residing at ________________________
        ("Executive").

        Executive and Employer agree as follows:

1.0     EMPLOYMENT, COMPENSATION AND BENEFITS.

1.1 Employer hereby provides to Executive, in consideration for Executive's covenants contained herein, employment, compensation and benefits as outlined in the memorandum attached and incorporated by reference herein ("Memorandum"), and Executive hereby accepts such employment, compensation and benefits, upon the terms and conditions hereinafter set forth.

1.2 Executives salary shall remain as described in the memorandum until a new salary is determined and approved by the Company's chief executive officer ("CEO"). Executive's monthly salary is referred to herein as "Base Compensation."

1.3 Executive shall perform such duties as may be assigned from time to time by Employer, shall devote full time, attention, and energies to the business of Employer, and shall faithfully perform his duties in accordance with the direction of Employer. Executive also agrees to adhere to all policies of the Employer.

1.4 Executive shall be entitled to participate in all group life insurance, medical, and other benefit plans, except as provided herein, established by Employer and generally available to all Employees, in accordance with the applicable terms and conditions of such plans.

1.5 Executive shall be entitled to an annual vacation of four weeks, and holidays and sick leave as set forth in Employer's policy manual.

1.6     In addition to the annual salary described in the Memorandum and Section
        1.2 above, Executive shall be entitled to such annual bonus or incentive compensation of the Employer, as may be approved from time to time by the CEO in his sole discretion. Such additional compensation is referred to herein as "Incentive Compensation."

1.7 This Agreement shall remain in full force and effect until Executive's change to a non-Executive level position or upon termination of employment and those post-employment obligations described in Sections
        4.0 and 5.0 shall continue in full force and effect thereafter.

2.0 DEFINITIONS. For purposes of this Agreement, the following definitions shall apply.

2.1     "Severance Pay" is a monthly payment made up of three components: (i)
        Base

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        Compensation (as defined above); (ii) Incentive Compensation (as defined above): Average of Incentive Compensation payments made to Executive over the last thirty six months preceding Executive's termination of employment, divided by thirty six; and (iii) the monthly cost of continued medical insurance coverage under COBRA. This right to premium payments does not expand an Executive's right to medical coverage.

2.2 "Cause" shall mean termination of Executive due to Executive's (i) dishonest or illegal conduct; (ii) breach of his obligations under this Agreement; (iii) conduct contrary to the best interests of Employer;
        (iv) insubordination, incompetence, misconduct, poor performance or neglect of his duties; or (v) willful violation of any express direction of the CEO.

2.3 "Change in Control" shall mean the acquisition by any person (other than the Company or any affiliate or associate of the Company) as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 40% or more of the combined voting power of the Company's then outstanding securities, or the approval by the stockholders of the Company of (i) any merger or consolidation where stockholders of the Company immediately prior to the merger or consolidation do not immediately thereafter hold more than 50% of the combined voting power of the surviving company's then outstanding securities; (ii) a liquidation or dissolution of the Company; or (iii) a sale of all or substantially all of the Company's assets.

3.0     SEVERANCE PAY.

3.1 Notwithstanding any provision in this Agreement, the Company retains its right to terminate Executive's employment without Cause. Upon termination without Cause, Company shall pay to Executive Severance Pay for a period of eighteen (18) months.

        Except as provided in Section 3.2, the payments required to be made by Employer to Executive pursuant to this Section 3.1 shall be Executive's sole severance benefit in the event of Executive's discharge without cause. Payment of such severance benefit is conditioned upon Executive executing a general release of all claims against the Company, and Executive's continued adherence to his/her obligations under Sections
        4.0 and 5.0 of this Agreement. Notwithstanding the above, in no event will Severance Pay be less than one week of Executive's Base Compensation for every year of Executive's employment with the Company.

3.2 If Employer terminates Executive's employment at any time within one year after a Change in Control, Employer shall pay to Executive in a lump sum an amount equal to one year of Executive's Base Compensation plus a pro rata portion of the maximum amount of Incentive Compensation, if any, which could have been paid to Executive for the year in which such termination occurred. Under this Section 3.2, such payments will not be less than the total of Executive's Base Compensation and Incentive Compensation for the year prior to the year in which Executive is

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        terminated. Such payment required to be made by Employer to Executive pursuant to this Section 3.2 shall be in lieu of those referred to in
        Section 3.1 and shall be Executive's sole severance benefit. Payment of such severance benefit is conditioned upon Executive executing a general release of all claims against the Company, and Executive's continued adherence to his/her obligations under Sections 4.0 and 5.0 of this Agreement. Executive hereby agrees to repay to Company a pro rata portion of such severance benefit should he/she violate his/her obligations under Sections 4.0 and/or 5.0.

3.3 Employer may terminate Executive's employment immediately at any time for Cause. In the event of termination for Cause, Employer shall not be obligated to make any payments other than the payment of earned but unpaid salary and benefits. Payments of Incentive Compensation, if any, will only be those amounts actually earned under the Incentive Compensation Plan prior to Employee's termination.

3.4 If Executive is unable to perform his duties and responsibilities by reason of a disability as defined under Company's short term disability plan (irrespective of whether employment has been terminated), Company shall provide Executive with short term disability benefits for a period of six months at a rate equal to Executive's Base Compensation and a pro rata portion of the amount of Incentive Compensation, if any, paid in the normal process under the Plan for the year during which Executive first became disabled. This short term disability benefit shall be reduced by the amount of payments due Executive for this time period under any applicable disability benefit programs, including Social Security disability, workers' compensation and disability retirement benefits.

3.5 In the event that Executive dies during the term of his Employment, Employer shall pay to his executors or administrators, as appropriate, for a period of three months, Executive's Base Compensation and a pro rata portion of the amount of Incentive Compensation, if any, paid in the normal process under the Plan for the year in which Executive died. To the extent reasonably possible, such payments will be structured as non-taxable death benefits under the Internal Revenue Code.

4.0     CONFIDENTIAL INFORMATION.

4.1 Executive represents and warrants that Executive is free of any contractual restrictions and restraints in entering this Agreement, and has not, and will not, in connection with this employment, divulge any confidential information, trade secrets, or copyright-protected information of any prior employer or of any other third party.

4.2 Employer will provide to Executive or Executive will learn, trade secrets and other proprietary information of Employer and third parties which are not generally available to the public. Examples of this information include computer programs, marketing and development plans, proprietary product and service offerings data about Employer, customer and prospect lists and requirements, employee lists, salaries and benefits, financial information

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        and customer and vendor data. During Executive's employment and at all times afterward, Executive shall keep confidential all such information and material and will not disclose such information to any person or entity or make any use of this information, except as required in the performance of Executive's current employment responsibilities. When Executive leaves Employer's employment, Executive will immediately return to Employer all materials containing such information. Such materials shall, at all times, be the property of the Employer.

4.3 Employer may seek and obtain injunctive relief against the breach or threatened breach of Executive's obligations under this paragraph, in addition to any other legal remedies which may be available.

5.0     NON-COMPETITION.

5.1 During the term of this Agreement and for eighteen (18) months following termination of Executive's employment for any reason:

        (i) Executive will not, without Employer's prior written consent,
        (a) compete with Employer's business activities or accept similar employment with a competitor of Employer, or (b) solicit any customer or prospect of Employer that Executive or his subordinates solicited or serviced for Employer, or (c) solicit other individuals who were Employer's employees on the date Executive left Employer to also leave Employer. If Executive's responsibilities for Employer have a geographic territory, this provision will apply only within the geographic territory for which Executive had responsibility during the year before Executive left Employer; otherwise it will apply where Employer does or has existing plans to do business.

        (ii) Executive hereby acknowledges that the limitation as to time and the limitation on the character or nature placed on his subsequent employment are reasonable and fair and will not prevent or materially impair his/her ability to earn a livelihood.

5.2 Employer may seek and obtain injunctive relief against the breach or threatened breach of Executive's obligations under this paragraph, in addition to any other legal remedies which may be available.

6.0     OWNERSHIP OF WORK PRODUCT.

        The parties agree that all "Work" (which shall include for purposes of this Section all ideas, processes, methodologies, software, algorithms, formulae, notes, outlines, photographs, inventions, improvements, and other information and work product developed or generated by or on behalf of Employer during the course of the Executive's performance under this Agreement and for six months thereafter), shall be considered "works made for hire" within the meaning of the Copyright Act of 1976, 17 U.S.C. (S)101 et seq., and that Employer is and shall be the sole owner of all rights therein, including but not limited to all rights of copyright. In the event any of the Work is deemed not to be a "work made for hire," then Executive

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        hereby transfers to Employer, without further consideration, all right, title, and interest to such Work, including any and all patents, copyrights, trade secrets and other proprietary rights related thereto. Executive agrees to promptly execute and deliver, or cause to be promptly executed and delivered, all documents and instruments requested by Employer to evidence the foregoing assignment.

7.0     MISCELLANEOUS.

        This Agreement: (i) may not be amended except in a writing executed by both parties; (ii) shall only be governed by and construed in accordance with the laws of the State of Delaware; (iii) shall be binding upon and inure to the benefit of Employer and Executive and their respective successors and permitted assigns; and (iv) represents the entire Agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith. If any portion of this Agreement is deemed to be unenforceable, the balance of this Agreement shall nevertheless continue in effect and any court may enforce any provision to the extent permitted by law, even though the entire provision may not be enforced. This Agreement shall not be assignable by Executive, and shall be assignable by Employer only to any person, firm, or corporation which may become a successor in interest by purchase, merger or otherwise.


        IN WITNESS WHEREOF, the undersigned, intended to be legally bound, have duly executed this Agreement as of the date first above written.


        ACCEPTED:
                                           SHARED MEDICAL SYSTEMS CORPORATION

        By:  _________________________
                   (Signature)

                                           By:  _______________________________
                                                  (Signature)
        _______________________________
           Executive Name
                                           Name: ______________________________

                                           Title:   ___________________________

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                          Schedule to Exhibit (10.2)

The following executive officers of the Registrant executed executive employment agreements in the form of this Exhibit (10.2) on the dates indicated opposite their names listed below:

  Terrence W. Kyle           August 6, 1996
  Francis W. Lavelle         August 15, 1996
  Robert J. McNeill          August 12, 1996
  David F. Perri             August 7, 1996
  Terry A. Pitts             August 10, 1996
  Guillermo N. Ramas, Sr.    September 29, 1996
  Marion G. Tomlin           August 9, 1996
  Matthew B. Townley         August 7, 1996